Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

TriplePoint Venture Growth BDC Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee (4)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Equity	Common Stock, $0.01 par value per share (2)(3)	457(o)

	Equity	Preferred Stock, $0.01 par value per share (2)	457(o)

	Equity	Subscription Rights (2)	457(o)

	Other	Warrants (4)	457(o)

	Debt	Debt Securities (5)	457(o)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$1	(6)(7)	$0.00014760	$0	(6)(7)

Carry Forward Securities	Equity	Common Stock, $0.01 par value per share (2)(3)	415(a)(6)

	Equity	Preferred Stock, $0.01 par value per share (2)	415(a)(6)

	Equity	Subscription Rights (2)	415(a)(6)

	Other	Warrants (4)	415(a)(6)

	Debt	Debt Securities (5)	415(a)(6)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)				(6)(7)				N-2	333-254802	May 26, 2021		(6)(7)

	Total Offering Amounts					$1	(6)(7)	$0.00014760	$0	(6)(7)

	Total Fees Previously Paid								$—

	Total Fee Offsets								$—

	Net Fee Due								$0	(6)(7)

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2)	Subject to Note 6 below, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, or subscription rights as may be sold, from time to time.

(3)	Includes such indeterminate number of shares of the Registrant’s common stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock.

(4)	Subject to Note 6 below, there is being registered hereunder an indeterminate number of the Registrant’s warrants as may be sold, from time to time, representing rights to purchase common stock, preferred stock or debt securities of the Registrant.

(5)	Subject to Note 6 below, there is being registered hereunder an indeterminate number of debt securities of the Registrant as may be sold, from time to time. If any debt securities of the Registrant are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $ .

(6)	In no event will the aggregate offering price of all securities issued from time to time pursuant to the Registration Statement exceed $ .

(7)	Registrant has previously registered securities under the Registration Statement on Form N-2 (Reg. No. 333-254802) initially declared effective on May 26, 2021 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the Registrant will identify in a pre-effective amendment the securities included in the replacement registration statement and the amount of any new securities to be registered.